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                     September 29, 2020

       D. Anthony Scaglione
       Chief Financial Officer
       The ODP Corporation
       6600 North Military Trail
       Boca Raton, FL 33496

                                                        Re: The ODP Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 28, 2019
                                                            Filed February 26,
2020
                                                            File No. 001-10948

       Dear Mr. Scaglione:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Lorna Simms